As filed with the Securities and Exchange Commission on September 29, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACY'S, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of incorporation)	7 West Seventh Street Cincinnati, Ohio 45202 (513) 579-7000 (Address of Principal Executive Offices)	13-3324058 (I.R.S. Employer Identification Number)

MACY'S, INC.
DIRECTOR DEFERRED COMPENSATION PLAN
(Full title of the plan)

Dennis J. Broderick, Esq.
Senior Vice President, General Counsel, and Secretary
Macy's, Inc.
7 West Seventh Street
Cincinnati, Ohio  45202
(513) 579-7000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

X   Large accelerated filer                                                                                                            __  Accelerated filer
__  Non-accelerated filer (Do not check if a smaller reporting company)                                       __  Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	150,000 shares	$17.93	$2,689,500	$105.70

(1)  Represents maximum number of shares of common stock, par value $0.01 per share ("Common Stock"), of Macy's, Inc. issuable pursuant to the Macy's, Inc. Director Deferred Compensation Plan (the "Plan") being registered hereon.

(2)  Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares that may become issuable under the Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(3)  Estimated solely for calculating the amount of the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of $17.93 per share, which was the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange - Composite Tape on September 24, 2008, a date within five (5) business days prior to filing.

Explanatory Note

Macy's, Inc., a Delaware corporation (formerly known as Federated Department Stores, Inc.) ("Macy's" or the "Company") hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the "Commission") to register an additional 150,000 shares of Common Stock issuable pursuant to the elective compensation feature of the Plan.  These additional securities are of the same class as other securities for which a previously filed registration statement on Form S-8 relating to the Plan is effective.

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the content of the Registration Statement on Form S-8 (Registration No. 333-104207) filed by the Company on April 1, 2003 with respect to the Plan, including all attachments and exhibits thereto, with the exception of Items 3, 6, 8 and 9 of Part II of such prior registration statement, each of which is amended and restated in its entirety herein.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Company has filed with the Commission, are incorporated by reference into this Registration Statement:

(a)	the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008;

(b)	the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended May 3, 2008 and August 2, 2008;

(c)	the Company's Current Reports on Form 8-K filed with the Commission on February 12, 2008; March 27, 2008; April 22, 2008; May 20, 2008; June 24, 2008; and June 26, 2008; and

(d)

the description of the Company's Common Stock contained in a Registration Statement on Form 8-A (File No. 001-13536), filed with the Commission on December 12, 1994 and any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

     The Company's certificate of incorporation provides, as do the charters of many other publicly held companies, that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Company's certificate of incorporation and by-laws provide for the indemnification of the directors, officers, employees, and agents of the Company and its subsidiaries to the full extent permitted by Delaware law from time to time and, in the case of the by-laws, for various procedures relating thereto. Certain provisions of the Company's certificate of incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care. The Company's certificate of incorporation absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Company's certificate of incorporation also does not absolve directors of liability under Section 174 of the General Corporation Law of the State of Delaware, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

     Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of conduct is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

     The Company's certificate of incorporation provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit, or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee, or agent for another entity), will be indemnified and held harmless by the Company to the full extent authorized by Delaware law against all expense, liability, or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred thereby will be deemed to be contract rights and will include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above in advance of their final disposition.

     The Company's by-laws provide for, among other things, (1) the indemnification by the Company of its directors and officers to the extent described above, (2) the advancement of attorneys' fees and other expenses, and (3) the establishment, upon approval by the board of directors, of trusts or other funding mechanisms to fund the Company's indemnification obligations.

     As authorized by its certificate of incorporation, the Company has entered into indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things, (1) the indemnification by the Company of the indemnitees thereunder to the extent described above, (2) the advancement of attorneys' fees and other expenses, and (3) the establishment, upon approval by the Company's board of directors, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.   The Company also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act.  The effect of this insurance is to indemnify any officer or director of the Company against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith.  The premiums for such insurance are paid by the Company.

Item 8. Exhibits

4.1

Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended January 28, 1995).

4.1.1

Certificate of Amendment of Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1.2 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 3, 2007).

4.1.2

Amended and Restated Article First of the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1.4 to the Company's Quarterly Report on Form 10-Q (File No. 001-13536) filed June 11, 2007).

4.1.3

Amended and Restated Article Seventh to the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1.1 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 2, 2008).

4.2	By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 2, 2008).

4.3	Director Deferred Compensation Plan (incorporated herein by reference to Appendix C to the Company's definitive proxy statement of Schedule 14A (File No. 001-13536) filed April 4, 2007).

5.1	Opinion of Counsel

23.1	Consent of KPMG LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney

Item 9. Undertakings

A.	The Company hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on September 29, 2008.

MACY'S, INC.

By: /s/ Dennis J. Broderick
Dennis J. Broderick
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the 29th day of September, 2008.

Signature	Title

* Terry L. Lundgren	Chairman of the Board, President, Chief Executive Officer and Director (principal executive officer)

* Karen M. Hoguet	Executive Vice President and Chief Financial Officer

* Joel A. Belsky	Vice President and Controller (principal accounting officer)

* Stephen F. Bollenbach	Director

* Deirdre P. Connelly	Director

* Meyer Feldberg	Director

* Sara Levinson	Director

* Joseph Neubauer	Director

* Joseph A. Pichler	Director

* Joyce M. Roché	Director

* Karl M. von der Heyden	Director

* Craig E. Weatherup	Director

* Marna C. Whittington	Director

*     The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to Powers of Attorney executed by the above-named persons.

By: /s/ Dennis J. Broderick
Dennis J. Broderick,
Attorney-in-Fact

 INDEX TO EXHIBITS

Exhibit No.	Exhibit	Sequentially Numbered Page

4.1

Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended January 28, 1995).

4.1.1

Certificate of Amendment of Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1.2 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 3, 2007).

4.1.2

Amended and Restated Article First of the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1.4 to the Company's Quarterly Report on Form 10-Q (File No. 001-13536) filed June 11, 2007).

4.1.3

Amended and Restated Article Seventh to the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1.1 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 2, 2008).

4.2	By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 2, 2008).

4.3	Director Deferred Compensation Plan (incorporated herein by reference to Appendix C to the Company's definitive proxy statement of Schedule 14A (File No. 001-13536) filed April 4, 2007).

5.1	Opinion of Counsel

23.1	Consent of KPMG LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney